Exhibit 99.1

Zayo Group ANNOUNCES COMPLETION OF TERM LOAN OFFERING

$400 Million New Tranche to Fund Allstream Acquisition

BOULDER, Colo.  –  January 15, 2016 – Zayo Group, LLC (“Zayo”), a subsidiary of Zayo Group Holdings, Inc. (NYSE: ZAYO), the global leader in Communications Infrastructure, announced today it has successfully completed the offering of a new $400 million term loan tranche under its existing credit agreement. The net proceeds were primarily used to finance the previously announced acquisition of Allstream Inc., which also closed today.

The $400 million new term loan tranche was priced at 99.0 and will bear interest at a  rate of LIBOR plus 3.50  percent, with a minimum LIBOR rate of 1.00 percent.  No other terms of the credit agreement were amended.

Morgan Stanley served as the sole arranger on the offering.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud services to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 110,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud services in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services. For more information, visit zayo.com.

For further information:

Media:	Shannon Paulk, Corporate Communications
303-577-5897
press@zayo.com

Investors:	Brad Korch, Investor Relations
720-306-7556
IR@zayo.com